Exhibit 99.1

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE THIRD QUARTER 2013

•	Record Q3 revenue of $107.2 million vs. $86.6 million in prior year quarter, a 24% increase

•	Record Q3 non-GAAP diluted EPS of $0.59 vs. $0.41 in prior year quarter, a 44% increase

•	Raising 2013 non-GAAP diluted EPS guidance to $2.30-$2.40

•	Initiating 2014 revenue guidance of $440-$455 million

•	Initiating 2014 non GAAP diluted EPS guidance of $2.50-$2.60

NEW YORK, New York—October 29, 2013 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the third quarter ended September 30, 2013.

Q3 2013 Results for Iconix Brand Group, Inc.:

Total revenue for the third quarter of 2013 was approximately $107.2 million, a 24% increase as compared to approximately $86.6 million in the third quarter of 2012. EBITDA attributable to Iconix for the third quarter was approximately $65.6 million, a 27% increase as compared to $51.8 million in the prior year quarter. Free cash flow attributable to Iconix for the third quarter was approximately $54.3 million, a 26% increase as compared to the prior year quarter of approximately $43.2 million. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix was $33.1 million, a 15% increase as compared to the prior year quarter of approximately $28.7 million. Non-GAAP diluted EPS for the third quarter of 2013 increased approximately 44% to $0.59 compared to $0.41 in the prior year quarter. GAAP net income attributable to Iconix for the third quarter of 2013 was approximately $29.0 million, a 7% increase as compared to $27.1 million in the prior year quarter and GAAP diluted EPS for the third quarter of 2013 increased 32% to $0.50 compared to $0.38 in the prior year quarter.

Nine months ended September 30, 2013:

Total revenue for the nine months ended September 30, 2013 was approximately $327.4 million, a 22% increase as compared to approximately $268.7 million for the prior year period. EBITDA attributable to Iconix for the nine month period was approximately $202.8 million, a 21% increase as compared to approximately $167.0 million in the prior year period. Free cash flow attributable to Iconix for the nine month period was approximately $167.0 million, a 17% increase over the prior year period of approximately $142.6 million. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for the nine month period was approximately $112.0 million, a 20% increase as compared to approximately $93.1 million in the prior year period, and non-GAAP diluted earnings per share increased approximately 45% to $1.85 versus $1.28 for the prior year period. GAAP net income attributable to Iconix for the nine month period of 2013 was approximately $101.9 million, a 22% increase as compared to $83.3 million in the prior year period and GAAP diluted EPS for the nine month period of 2013 increased 45% to $1.67 compared to $1.15 in the prior year period. Included in the third quarter and year-to-date results, is the formation of a new joint venture in Australia, which contributed approximately $5 million to revenue.

EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted shares and EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “We believe the performance we have achieved year to date, with over 20% revenue growth and over 40% EPS growth, demonstrates the power of our business model and the strength of our portfolio. Looking ahead into 2014 and beyond, we expect to continue to deliver strong growth through both organic initiatives as well as acquisitions, as we continue to build our global footprint and further leverage our strong balance sheet. In addition, we plan to continue to balance acquisitions with share repurchases, as we have successfully done over the past two years, in which we bought back 32% of our shares outstanding.”

2013 Guidance for Iconix Brand Group, Inc.:

•	The Company is maintaining its 2013 revenue guidance of $425-$435 million

•	The Company is raising its 2013 non-GAAP diluted EPS guidance to $2.30-$2.40 from $2.20-$2.30

•	The Company is raising its 2013 GAAP diluted EPS guidance to $2.06-$2.16 from $1.97-$2.07

•	The Company is maintaining its free cash flow guidance of $203-$210 million

This guidance relates to the Company’s existing portfolio of brands and does not include any additional acquisitions. In addition, this guidance does not assume any dilution from our convertible notes.

2014 Guidance for Iconix Brand Group, Inc.:

The Company is initiating the following guidance for 2014:

•	2014 revenue guidance of $440-$455 million

•	2014 non-GAAP diluted EPS guidance of $2.50-2.60

•	2014 GAAP diluted EPS guidance of $2.19-$2.29

•	2014 free cash flow guidance of $210-$217 million

This guidance relates to the Company’s existing portfolio of brands and does not include any additional acquisitions. In addition, this guidance does not assume any dilution from our convertible notes.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), ECKO (R), MARC ECKO (R), UMBRO (R) and LEE COOPER (R). In addition, Iconix owns interests in the ED HARDY (R), ARTFUL DODGER (R), MATERIAL GIRL (R), PEANUTS (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), and BUFFALO (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2013	2012	2013	2012

Licensing and other revenue	$107,175	$86,590	$327,362	$268,687

Selling, general and administrative expenses	45,705	33,026	128,142	98,566

Operating income	61,470	53,564	199,220	170,121

Interest and other expenses, net	20,614	7,305	47,583	32,747

Equity earnings on joint ventures	(3,388)	(1,451)	(7,588)	(4,209)

Other expenses – net	17,226	5,854	39,995	28,538

Income before income taxes	44,244	47,710	159,225	141,583

Provision for income taxes	13,740	16,073	47,432	47,094

Net income	$30,504	$31,637	$111,793	$94,489

Less: Net income attributable to non-controlling interest	1,507	4,506	9,891	11,174

Net income attributable to Iconix Brand Group, Inc.	$28,997	$27,131	$101,902	$83,315

Earnings per share:
Basic	$0.54	$0.40	$1.76	$1.19

Diluted	$0.50	$0.38	$1.67	$1.15

Weighted average number of common shares outstanding:
Basic	53,325	68,242	57,966	70,284

Diluted	57,805	70,517	61,150	72,521

Selected Balance Sheet Items:	(Unaudited)
(in thousands)	9/30/2013	12/31/2012

Total Assets	$2,851,656	$2,481,738
Total Liabilities	$1,755,530	$1,181,898
Total Stockholders’ Equity	$1,096,126	$1,299,840

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt and the additional incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited) Three months ended		(Unaudited) Nine months ended
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Net income reconciliation
Non-GAAP net income (1)	$33,089	$28,741	$111,959	$93,106

GAAP net income	$28,997	$27,131	$101,902	$83,315

Adjustments:
Non-cash interest related to ASC Topic 470	6,393	2,628	15,713	15,325

Taxes related to above item	(2,301)	(1,018)	(5,656)	(5,534)

Net	4,092	1,610	10,057	9,791

Non-GAAP net income	$33,089	$28,741	$111,959	$93,106

	(Unaudited) Three months ended		(Unaudited) Nine months ended
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Non-GAAP weighted average diluted shares reconciliation

Non-GAAP weighted average diluted shares	56,153	70,517	60,599	72,521

GAAP weighted average diluted shares	57,805	70,517	61,150	72,521

Less: additional incremental dilutive shares covered by hedges for: (2)

2.50% Convertible Notes	(728)	—	(243)	—

1.50% Convertible Notes	(924)	—	(308)	—

subtotal	(1,652)	—	(551)	—

Non-GAAP weighted average diluted shares	56,153	70,517	60,599	72,521

	(Unaudited) Three months ended			(Unaudited) Nine months ended
Diluted EPS reconciliation	Sept 30, 2013	Sept. 30, 2012		Sept. 30, 2013	Sept. 30, 2012
Non-GAAP diluted EPS (1)	$0.59	$0.41		$1.85	$1.28

GAAP diluted EPS	$0.50	$0.38		$1.67	$1.15

Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.09	$0.02		$0.18	$0.14

Non-GAAP diluted EPS	$0.59	$0.41	*	$1.85	$1.28	*

*	May not add due to rounding

Forecasted Diluted EPS	Year Ending Dec. 31 2013		Year Ending Dec. 31 2014
	High	Low	High	Low

Forecasted Non-GAAP diluted EPS (1)	$2.40	$2.30	$2.60	$2.50

Forecasted GAAP diluted EPS	$2.16	$2.06	$2.29	$2.19

Adjustments for non-cash interest related to ASC 470 and non-cash non-recurring gains and charges, net of tax, and incremental dilutive shares covered by hedges	$0.24	$0.24	$0.31	$0.31

Forecasted Non-GAAP Diluted EPS	$2.40	$2.30	$2.60	$2.50

(1)	Non-GAAP net income and non-GAAP diluted EPS are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470 and non-cash non-recurring gains and charges, net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.
(2)	Based on the closing stock price on September 30, 2013, this is the first quarter that there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing these shares as they are covered our convertible notes hedges.

(in thousands)

	(Unaudited) Three months ended		(Unaudited) Nine months ended
	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012

EBITDA (3)	$65,564	$51,791	$202,813	$166,993

Reconciliation of EBITDA:

Net Income	28,997	27,131	101,902	83,315

Add: Income taxes	13,740	16,073	47,432	47,094

Add: Net interest and other expense	20,489	7,174	46,825	31,566

Add: Depreciation and amortization of certain intangibles	2,338	1,413	6,654	5,018

EBITDA	$65,564	$51,791	$202,813	$166,993

(3)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)		(Unaudited)
	Three months ended		Nine months ended
(in thousands)	Sept. 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012

Free Cash Flow (4)	$54,312	$43,240	$166,982	$142,616

Reconciliation of Free Cash Flow:

Net Income	28,997	27,131	101,902	83,315
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures	25,709	16,417 66,142	60,399

Less: Capital expenditures	(394)	(308)	(1,062)	(1,098)

Free Cash Flow	$54,312	$43,240	$166,982	$142,616

(in thousands)	Year Ending Dec. 31, 2013		Year Ending Dec. 31, 2014
	High	Low	High	Low

Forecasted Free Cash Flow (4)	$210,000	$203,000	$217,000	$210,000

Reconciliation of Forecasted Free

Cash Flow:
Net Income	$125,000	$118,000	126,000	123,000

Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash non-recurring gains and charges	88,000	88,000	93,000	89,000

Less: Capital expenditures	(3,000)	(3,000)	(2,000)	(2,000)

Forecasted Free Cash Flow	$210,000	$203,000	$217,000	$210,000

(4)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.